Exhibit 23.4

DEGOLYER AND MACNAUGHTON

5001 SPRING VALLEY ROAD

SUITE 800 EAST

DALLAS, TEXAS 75244

October 19, 2018

Riviera Resources, Inc.

600 Travis Street, Suite 1700

Houston, Texas 77002

Ladies and Gentlemen:

We hereby consent to the use of the name DeGolyer and MacNaughton, to references to DeGolyer and MacNaughton as an independent petroleum engineering firm under the heading “Experts,” and to the inclusion of information taken from the report listed below in the Registration Statement on Form S-3 (the “S-3”) to be filed by Riviera Resources, Inc. on or about October 19, 2018:

•	Report as of December 31, 2017 on Reserves and Revenue of Certain Properties owned by Roan Resources, LLC.

We further consent to the inclusion of our report of third party dated February 14, 2018, as Exhibit 99.2 in the S-3.

Very truly yours,

/s/ DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716